Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-179621

General Mills, Inc.

$250,000,000 Floating Rate Notes due 2016

Pricing Term Sheet

January 21, 2014

Issuer:	General Mills, Inc.
Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	$250,000,000
Offering Format:	SEC-Registered
Maturity:	January 28, 2016
Price to Public:	100.000%
Interest Rate Basis:	LIBOR
Spread:	+20 basis points
Interest Payment Dates:	Quarterly on January 28, April 28, July 28 and October 28, commencing April 28, 2014
Interest Reset Dates:	January 28, April 28, July 28 and October 28, commencing April 28, 2014
Initial Interest Determination Date:	January 24, 2014
Interest Determination Date:	Second business day prior to each Interest Reset Date
Day Count Convention:	Actual/360
Redemption Provisions:	None
Change of Control Offer to Purchase:

If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing Date:	January 21, 2014
Settlement Date:

T+5; January 28, 2014

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BS2 / US370334BS27
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC
Senior Co-Manager:	U.S. Bancorp Investments, Inc.

Co-Managers:	HSBC Securities (USA) Inc. Loop Capital Markets LLC Mitsubishi UFJ Securities (USA), Inc. Santander Investment Securities Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co., toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649. This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 21, 2014 relating to its Prospectus dated February 22, 2012.

Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-179621

General Mills, Inc.

$500,000,000 3.650% Notes due 2024

Pricing Term Sheet

January 21, 2014

Issuer:	General Mills, Inc.
Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	$500,000,000
Offering Format:	SEC-Registered
Maturity:	February 15, 2024
Coupon:	3.650%
Price to Public:	99.840%
Yield to Maturity:	3.669%
Spread to Benchmark Treasury:	+85 basis points
Benchmark Treasury:	2.750% due November 15, 2023
Benchmark Treasury Yield / Price:	2.819% / 99.406
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2014
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time prior to November 15, 2023, make-whole call at Treasury plus 15 basis points plus accrued and unpaid interest to the redemption date
Par call:	At any time on or after November 15, 2023, at par plus accrued and unpaid interest to the redemption date
Change of Control Offer to Purchase:

If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing Date:	January 21, 2014
Settlement Date:

T+5; January 28, 2014

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BT0 / US370334BT00
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC
Senior Co-Manager:	U.S. Bancorp Investments, Inc.

Co-Managers:	HSBC Securities (USA) Inc. Loop Capital Markets LLC Mitsubishi UFJ Securities (USA), Inc. Santander Investment Securities Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co., toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649. This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 21, 2014 relating to its Prospectus dated February 22, 2012.